SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A*
                                 (Rule 13d-102)

                                 AMENDMENT NO. 1

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               Willbros Group Inc.
                                (Name of Issuer)

                          Common Stock, $0.05 par value
                         (Title of Class of Securities)

                                    969203018
                                 (CUSIP Number)

                                December 31, 2009
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G/A is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                           (Page 1 of 12 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 969203018                 13G/A                  Page 2 of 12 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                  Tontine Overseas Associates, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                           -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                           277,075
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                           -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                           277,075
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                           277,075
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                           0.70%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                           IA
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 969203018                 13G/A                 Page 3 of 12 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                           Tontine Capital Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                           -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                           0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                           -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                           0
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                           0
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                           0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                           PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 969203018                 13G/A                 Page 4 of 12 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                           Tontine Capital Management, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                           -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                           0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                           -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                           0
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                           0
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                           0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                           OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 969203018                 13G/A                 Page 5 of 12 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                           TTR Management, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                           -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                           75,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                           -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                           75,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                           75,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                           0.19%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                           IA
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 969203018                 13G/A                 Page 6 of 12 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                           TTR Associates, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                           -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                           820,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                          -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                           820,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                           820,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                           2.07%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                           IA
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 969203018                 13G/A                 Page 7 of 12 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                           Jeffrey L. Gendell
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                           -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                           1,172,075
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                           -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                           1,172,075
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                           1,172,075
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                           2.96%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                           IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 969203018                 13G/A                 Page 8 of 12 Pages

The Schedule 13G/A initially filed on August 31, 2009, is hereby amended and restated by this Amendment No. 1 to the Schedule 13G.

Item 1(a).     Name of Issuer:

     The name of the issuer is Willbros Group Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 4400 Post Oak Parkway, Suite 1000, Houston, TX 77027.

Item 2(a).     Name of Person Filing:

     This statement is filed by:
             (i) Tontine Overseas Associates, L.L.C., a limited liability company organized under the laws of the State of Delaware ("TOA"), which serves as investment manager to Tontine Capital Overseas Master Fund, L.P., a Cayman Islands partnership ("TCO"), with respect to the shares of Common Stock directly owned by TCO;

             (ii) Tontine Capital Partners, L.P., a Delaware limited partnership ("TCP") with respect to the shares of Common Stock directly owned by it;

             (iii) Tontine Capital Management, L.L.C., a Delaware limited liability company organized under the laws of the State of Delaware ("TCM"), with respect to the shares of Common Stock directly owned by TCP;

             (iv) TTR Management, LLC, a Delaware limited liability company organized under the laws of the State of Delaware ("TTRM"), which serves as general partner to Tontine Total Return Fund, L.P. ("TTR"), with respect to the shares of Common Stock directly owned by TTR;


             (v) TTR Associates, LLC, a Delaware limited liability company organized under the laws of the State of Delaware ("TTRA"), which serves as investment manager to TTR Overseas Master Fund, L.P., a Cayman Islands exmpted limited partnership ("TTRMF"), and certain separately managed accounts; and

             (vi) Jeffrey L. Gendell, a United States citizen ("Mr. Gendell") with respect to the shares of Common Stock directly owned by each of TCO and TCP.

The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 55 Railroad Avenue, Greenwich, Connecticut 06830.

CUSIP No. 969203018                 13G/A                 Page 9 of 12 Pages

Item 2(c).     Citizenship:

     See Item 2(a) above.

Item 2(d).     Title of Class of Securities:
     Common Stock, $0.05 par value (the "Common Stock")

Item 2(e).  CUSIP Number:  969203018

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ]  Broker or dealer registered under Section 15 of the Act,

          (b) [ ]  Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ]  Insurance Company as defined in Section 3(a)(19) of the
                   Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]  Investment Adviser in accordance with Rule 13d-1
                   (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     Not applicable.

Item 4.   Ownership.

     TCM, the general partner of TCP, has the power to direct the affairs of TCP, including decisions respecting the disposition of the proceeds from the sale of the shares of the Company. Mr. Gendell is the managing member of TCM and TOA, and in that capacity directs their operations. Each of the clients of TOA has the power to direct the receipt of dividends from or the proceeds of sale of such shares.

         A.   Tontine Overseas Associates, L.L.C.
              (a) Amount beneficially owned: 277,075

CUSIP No. 969203018                 13G/A                 Page 10 of 12 Pages

              (b) Percent of class: 0.70% The percentages used herein and in the rest of Item 4 are calculated based upon the 39,637,466 shares of Common Stock issued and outstanding as of October 30, 2009, as set forth in the Company's Form 10-Q for the quarterly period ended September 30, 2009.
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 277,075
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 277,075

         B.   Tontine Capital Partners, L.P.
              (a) Amount beneficially owned: 0
              (b) Percent of class: 0%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 0
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 0

         C.   Tontine Capital Management, L.L.C.
              (a) Amount beneficially owned: 0
              (b) Percent of class: 0%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 0
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 0

         D.   TTR Management, LLC
              (a) Amount beneficially owned: 75,000
              (b) Percent of class: 0.19%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 75,000
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:
                     75,000

         D. TTR Associates, LLC
              (a) Amount beneficially owned: 820,000
              (b) Percent of class: 2.07%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 820,000
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:
                     820,000

         D. Jeffrey L. Gendell
              (a) Amount beneficially owned: 1,172,075
              (b) Percent of class: 2.96%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 1,172,075
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:
                     1,172,075

Item 5.       Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x]

CUSIP No. 969203018                  13G/A                 Page 11 of 12 Pages

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.


Item 8.       Identification and Classification of Members of the Group.

     Not applicable.

Item 9.       Notice of Dissolution of Group.

     Not applicable.

Item 10.      Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 969203018                 13G/A                 Page 12 of 12 Pages

                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  February 12, 2010

                                    /s/ Jeffrey L. Gendel
                                    ----------------------------------------
                                    Jeffrey L. Gendell, individually, and as
                                    as managing member of
                                    Tontine Capital Management, L.L.C.,
                                    general partner of
                                    Tontine Capital Partners, L.P.,
                                    managing member of
                                    Tontine Overseas Associates, L.L.C., and as
                                    managing member of
                                    TTR Associates, LLC